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                                                                    EXHIBIT 99.3

                               THE MAINSTAY FUNDS

                         MAINSTAY STRATEGIC INCOME FUND


                            ADMINISTRATION AGREEMENT


          ADMINISTRATION AGREEMENT, made as of the ____ day of ___________, 1997 between THE MAINSTAY FUNDS, a Massachusetts business trust (the "Trust"), on behalf of the MAINSTAY STRATEGIC INCOME FUND (the "Fund"), and NYLIFE DISTRIBUTORS INC., a New York corporation (the "Administrator").

                              W I T N E S S E T H

          WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the shares of beneficial interest of the Trust (the "Shares") are divided into separate series, including the Fund, each of which has been established pursuant to a written instrument executed by the Trustees of the Trust, and the Trustees may from time to time terminate the Fund or establish and terminate additional series of the Trust; and

          WHEREAS, the Trust has been organized for the purpose of investing the assets of each of its series, including the Fund, in securities and has retained an investment adviser for this purpose and desires to avail itself of the facilities available to the Administrator with respect to the administration of its day to day business affairs, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

                                 NOW, THEREFORE, the parties agree as follows:

          1. The Trust, on behalf of the Fund, hereby appoints the Administrator to administer its business affairs, subject to the overall supervision of the Trustees of the Trust for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

          2. (a) Subject to the supervision of the Trustees, the Administrator shall administer the Fund's business affairs and, in connection therewith, (i) shall furnish the Fund with office facilities; (ii) shall be responsible for the financial and accounting records required to be maintained by the Fund (excluding those being maintained by the Fund's Custodian and Transfer Agent except as to which the Administrator has
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supervisory functions) and other than those being maintained by the Fund's investment adviser; (iii) shall furnish the Fund with ordinary clerical, bookkeeping and recordkeeping services at such office facilities; and (iv) shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in the capacities in which they are elected or appointed. All services to be furnished by the Administrator under this Agreement may be furnished through the medium of any such directors, officers or employees of the Administrator.

          (b) In connection with the services rendered by the Administrator under this Agreement, the Administrator will bear all of the following expenses:

          (i) the salaries and expenses of all personnel of the Trust and the Administrator, except the fees and expenses of Trustees who are not interested persons of the Administrator or of the Fund's investment adviser; and

          (ii) all expenses incurred by the Administrator in connection with administering the ordinary course of the Fund's business, other than those assumed by the Fund, herein;

          (c) The Fund assumes and will pay the expenses described below (where any such category applies to more than one series of the Trust, the Fund shall be liable only for its allocable portion of the expenses):

          (i) the fees and expenses of any investment adviser or expenses otherwise incurred by the Fund in connection with the management of the investment and reinvestment of the assets of the Fund;

          (ii) the fees and expenses of Trustees who are not interested persons of the Administrator or any investment adviser;

          (iii)  the fees and expenses of the Fund's custodian which relate to
(A) the custodial function and the recordkeeping connected therewith, (B) the maintenance of the required accounting records of the Fund not being maintained by the Administrator, (C) the pricing of the Fund's Shares, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Trust, and (D) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund's Shares;

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          (iv) the fees and expenses of the Trust's transfer and dividend disbursing agent, which may be the custodian, which relate to the maintenance of each shareholder account;

          (v) the charges and expenses of legal counsel and independent accountants for the Trust;

          (vi) brokers' commissions and any issue or transfer taxes chargeable to the Trust in connection with its securities transactions on behalf of the Fund;

          (vii) all taxes and business fees payable by the Fund to federal, state or other governmental agencies;

          (viii) the fees of any trade association of which the Trust may be a member;

          (ix) the cost of share certificates representing the Fund's Shares;

          (x) the fees and expenses involved in registering and maintaining registrations of the Trust and of its Shares with the Securities and Exchange Commission, registering the Trust as a broker or dealer and qualifying its Shares under state securities laws, including the preparation and printing of the Trust's registration statements and prospectuses for filing under federal and state securities laws for such purposes;

          (xi) allocable communications expenses with respect to investor services and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders; and

          (xii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business.

          3. The Fund hereby agrees to reimburse the Administrator for the organization expenses of, and the expenses incurred in connection with, the initial offering of Shares of the Fund.

          4. As full compensation for the services performed and the facilities furnished by the Administrator, the Fund shall pay the Administrator a fee at an annual rate of 0.30% of the average daily net assets of the Fund. This fee will be computed daily and paid monthly to the Administrator. This fee will be chargeable only to the Fund as set forth above, and no other series of the Trust shall be liable for the fee due and payable

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hereunder.  The Fund shall not be liable for any expenses of any other series of the Trust.

          5. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the assets of the Funds.

          6. The Administrator shall not be liable for any error of, judgment or for any loss suffered by the Fund, in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

          7. This Agreement shall continue in effect until terminated; provided, however, that this Agreement may be terminated by the Trust on the behalf of the Fund at any time, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Administrator at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

          8. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Administrator who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other business or to render services of any kind to any other corporation, trust, firm, individual or association.

          9. During the term of this Agreement, the Trust agrees to furnish the Administrator at its principal office with copies of all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Administrator, prior to use thereof and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Trust will continue to furnish to the Administrator copies of any of the above-mentioned materials

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which refer in any way to the Administrator.  The Trust shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

          10. This Agreement may be amended by mutual written consent.

          11. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 260 Cherry Hill Road, Parsippany, New Jersey 07054; or (2) to the Trust at 51 Madison Avenue, New York, NY 10010.

          12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          13. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Trust shall be personally liable hereunder. The name "The MainStay Funds" is the designation of the Trust for the time being under a Declaration of Trust dated January 9, 1986, as amended, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. The Trust was formerly designated the "MacKay-Shields MainStay Series Fund." No series of the Trust shall be liable for any claims against any other series of the Trust.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                 MAINSTAY STRATEGIC INCOME FUND

                                 THE MAINSTAY FUNDS


                                 By:________________________________



                                 NYLIFE DISTRIBUTORS INC.



                                 By:________________________________

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